Exhibit 99.1

FIRST NILES FINANCIAL, INC.

    DECLARES CASH DIVIDEND

Niles, Ohio, November 23, 2005 - First Niles Financial, Inc., the parent company of Home Federal Savings and Loan Association of Niles, has announced a cash dividend of $.16 per share for the fourth quarter of 2005. The dividend will be payable on December 23, 2005 to shareholders of record on December 9, 2005.

Home Federal primarily serves the Niles, Ohio area. At September 30, 2005, Home Federal exceeded all its applicable regulatory capital requirements.

First Niles had $99.8 million in assets and $16.1 million in stockholders’ equity as of September 30, 2005. The stock of First Niles is traded on the Nasdaq SmallCap Market under the symbol “FNFI”.

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:

November 23, 2005	Lawrence Safarek, Vice President
First Niles Financial, Inc. 55 N. Main Street Niles, Ohio 44446 (330) 652-2539